UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2005

RENTECH, INC.
(Exact name of registrant as specified in its charter)

Colorado	0-19260	84-0957421
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1331 17th Street, Suite 720 Denver, Colorado		80202-1557
(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number, including area code): (303) 298-8008

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13a-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)          On December 19, 2005, Rentech, Inc. (the “Company”) announced the retirement of Dennis L. Yakobson as Chief Executive Officer, effective December 15, 2005.  Mr. Yakobson will remain as an employee in a non-executive officer capacity through December 31, 2005 and will remain as Chairman of the Board of Directors of the Company through his term which will expire at the annual meeting of shareholders in 2008.  Effective January 1, 2006, Mr. Yakobson will be retained for one year as a consultant to the Company.

(c)          On December 19, 2005, the Company announced the appointment of D. Hunt Ramsbottom as Chief Executive Officer of the Company, effective December 15, 2005.  Mr. Ramsbottom has served as the Company’s President and a member of the Company’s Board of Directors since September 13, 2005.  Prior to September 13, 2005, Mr. Ramsbottom served as a consultant to the Company since August 5, 2005 under the terms of a Management Consulting Agreement with Management Resource Center, Inc., a California corporation, a copy of which was filed as Exhibit 10.1 to the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on August 11, 2005.

              Mr. Ramsbottom is 48 years old and has over 25 years of business experience.  Prior to accepting his position with the Company, Mr. Ramsbottom held various key management positions including:  Principal and Managing Director of Circle Funding Group, LLC, a value added partner which leverages relationships between senior lenders, equity sponsors, investment banks and management teams; Chief Executive Officer and Chairman of the Board of Directors of M2 Automotive, 1997-2004, an operator of automotive collision facilities in California, where he developed customer service systems and technology enhancements that have become the standard in the industry; and Chief Executive Officer of Thompson PBE, 1989-1997, which became the largest United States distributor of automobile paint and supplies before being acquired by FinshMaster, Inc. in 1997.

              The terms of Mr. Rambottom’s employment have not yet been determined by the Board of Directors of the Company.

              A copy of the press release is attached as Exhibit 99.1 to this report.

Item 9.01  Financial Statements and Exhibits.

(c)  Exhibits

Exhibit No.	Description of the Exhibit

Exhibit 99.1	Press Release by Rentech, Inc. dated December 19, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH, INC.

Date: December 19, 2005	By:	/s/ D. Hunt Ramsbottom

D. Hunt Ramsbottom
Chief Executive Officer